Exhibit 4.5

PRUDENTIAL PLC

THE PRUDENTIAL LONG TERM INCENTIVE PLAN

Approved by the Company in general
meeting on 16 May 2013 and adopted by the
Remuneration Committee on 16 May 2013.

1.	DEFINITIONS	3
2.	GRANT OF AWARDS	5
3.	PERFORMANCE CONDITIONS	7
4.	PLAN LIMITS	7
5.	INDIVIDUAL LIMITS	8
6.	REPLACEMENT AWARDS ON RECRUITMENT	9
7.	DIVIDEND EQUIVALENTS	9
8.	ADJUSTMENT OF AWARDS	10
9.	VESTING OF AWARDS	11
10.	CESSATION OF EMPLOYMENT	11
11.	VESTING OF AN AWARD: GENERALLY	13
12.	LAPSE OF AWARDS	14
13.	CORPORATE TRANSACTIONS	14
14.	DETERMINATION OF VESTING LEVEL	15
15.	EXCHANGE OF AWARDS	15
16.	ADJUSTMENT OF AN AWARD ON A VARIATION	16
17.	RIGHTS ATTACHING TO SHARES ISSUED OR TRANSFERRED PURSUANT TO AWARDS	16
18.	AVAILABILITY OF SHARES AND LISTING	16
19.	ADMINISTRATION AND AMENDMENT	16
20.	GENERAL	18
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THE PRUDENTIAL LONG TERM INCENTIVE PLAN

1.	DEFINITIONS
1.1	In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Approval Date means the date of the approval of the Plan by the Company in general meeting;

Award means a Conditional Award or a Restricted Award granted under the Plan;

Award Letter means, in respect of an Award, the document setting out the rights and obligations attaching to the Award subject to the Rules;

Cause means termination of employment in circumstances which entitle a Participant’s employer to dismiss him summarily under the terms of his employment contract or under the law of the jurisdiction applicable to the Participant’s employment at the time of such termination;

Close Period means, in relation to a Participant, a period when dealings in Shares are prohibited under the Model Code or under any statute, regulation or similar code to which the Company is subject;

the Committee means the remuneration committee of the board of directors of the Company or any other duly authorised committee;

the Company means Prudential plc;

Conditional Award means a conditional right to acquire Shares under the Plan;

Control means, in relation to a body corporate, the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or
(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person and Controlled will be construed accordingly;

Date of Grant means, in respect of an Award, the date on which it is granted;

Dealing Day means any day on which the London Stock Exchange is open for business;

Eligible Employee means any person who, at the Date of Grant, is an employee of the Group (including any executive director of the Company);

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Employees’ Share Plan means any employee share scheme of the Company as defined in section 1166 Companies Act 2006;

Financial Year means the financial year of the Company from time to time;

Grant Period means the period of 42 days commencing on any of the following:

(a)	the day immediately following the Approval Date;
(b)	the day after the date on which the Company makes an announcement of its results for the last preceding Financial Year, half year, quarter or other period;
(c)	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards and for the avoidance of doubt the hire of a new Eligible Employee may fall to be treated as such an exceptional circumstance; or
(d)	the day following the lifting of any applicable restrictions imposed by statute, order or regulation, including the Model Code.

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

Market Value means, in relation to a Share on any Dealing Day, the average of the middle market closing quotation of a Share as derived from the Daily Official List of the London Stock Exchange (or from any other stock exchange on which Shares are listed) over the period of three consecutive Dealing Days immediately preceding that Dealing Day or, at the discretion of the Committee, the middle market quotation or the closing price for a Share as so derived for the immediately preceding Dealing Day or on the day itself;

Model Code means the Model Code on directors’ dealings in securities set out in the annex referred to in the listing rules of the United Kingdom Listing Authority;

Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representative of a deceased Participant);

Performance Conditions mean, in respect of an Award, the conditions specified by the Committee at the Date of Grant in relation to the Award, as amended from time to time;

Performance Period means, in respect of an Award, unless foreshortened in accordance with the Rules, a period of three years commencing on the Start Date (or such other period in accordance with Rule 6.3) during which the Performance Condition is to be satisfied or such longer period as the Committee may specify for specific Participants;

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the Plan means the Prudential Long Term Incentive Plan, as may be amended from time to time in accordance with the Rules;

Restricted Award means an appropriation of Shares to a Participant subject to such restrictions as shall be specified at the Date of Grant but which shall be consistent with the conditions applicable to a Conditional Award in accordance with the Rules;

Rules means the rules of the Plan as may be amended from time to time;

Share Plan Committee means the committee established by the board of directors of the Company to administer the Plan;

Shares means fully paid ordinary shares in the capital of the Company or American Depositary Receipts (or shares or American Depositary Receipts representing either of these following any reorganisation of the share capital of the Company);

Start Date means, in respect of an Award, the beginning of the Financial Year in which the Award is granted or such later date as may be specified by the Committee on the Date of Grant;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 Companies Act 2006 over which the Company has Control;

Trustee means the trustee from time to time of any employee trust which the Committee selects to grant and/or satisfy Awards;

Variation means in relation to the equity share capital of the Company, a capitalisation issue, an offer or invitation made by way of rights, a sub-division, a consolidation or reduction or any other variation in the equity share capital of the Company;

Vesting means in relation to a Conditional Award, a Participant becoming entitled to have the Shares transferred to him and in relation to a Restricted Award, means the Shares in respect of these ceasing to be subject to the restrictions specified at the Date of Grant, in each case in accordance with the Rules and to the extent determined by the Committee in accordance with the Rules and Vest shall be construed accordingly.

Vesting Date means, in respect of an Award, the date on which the Award will normally Vest being the third anniversary of the Date of Grant (or such other anniversary in accordance with Rule 6.3), or such later anniversary as may be specified by the Committee at the Date of Grant or such other date as determined in accordance with the Rules, provided that any such anniversary or other date cannot be later than the tenth anniversary of the Date of Grant of the Award.

1.2	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Plan.
1.3	References to any act of Parliament shall include any statutory modification, amendment or re-enactment thereof.
2.	GRANT OF AWARDS
2.1	Eligible Employee

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An Eligible Employee may be recommended from time to time for the grant of an Award and the Committee will determine whether or not an Eligible Employee should be granted an Award and if so, on what basis. The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future.

2.2	How Awards are granted

The Committee may, in its absolute discretion, determine that an Award be granted as a Conditional Award or a Restricted Award. An Award may be granted either by the Company, or the Company may request the Trustee to grant the Award, in accordance with the Rules. An Award shall be granted so that it constitutes a binding agreement between the Company or the Trustee (as the case may be) and the Participant. A single deed of grant may be executed in favour of any number of Participants. There will be no payment for the grant of an Award.

2.3	When Awards can be granted

Awards may only be granted during a Grant Period. No Award may be granted after the tenth anniversary of the Approval Date.

2.4	Approvals, consents and conditions

The grant of an Award will be subject to obtaining any necessary approval or consent required under any applicable regulations or legislation. The grant of an Award and/or the delivery of Shares in respect of a Vested Award shall also be conditional on:

(a)	any arrangements specified by the Company for the payment of taxation and any social security contributions in respect of the Award (including without limitation the right of the Company to arrange the sale on his behalf of sufficient Shares to satisfy any taxation or social security liability on his part which the Company or his employing company may be liable to withhold); and
(b)	any other terms specified by the Company in the Award Letter.
2.5	Notification of the grant of an Award

As soon as practicable after the Date of Grant, the Company shall procure the issue to a Participant of an Award Letter in respect of the Award. The Award Letter shall include the following information:

(a)	whether the Award is a Conditional Award or a Restricted Award;
(b)	the dates on which the relevant Performance Period shall start and end and the Date of Grant;
(c)	the details of the Performance Conditions imposed in accordance with Rule 3.1 and the extent to which the Performance Conditions will determine the number of Shares that may be acquired on Vesting of the Award;

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(d)	whether an Award shall be enhanced in accordance with Rule 7; and
(e)	whether the Award is subject to any other condition imposed in accordance with Rule 2.4(b).
2.6	Awards personal to Participants

An Award may not, nor may any rights in respect of it, be transferred, assigned, charged or otherwise disposed of to any person except that, on the death of a Participant, an Award may be transmitted to the Participant’s personal representatives. Any transfer or exercise otherwise than as permitted under this Rule 2.6 shall cause the Award to lapse.

2.7	Beneficial rights

To the extent that an Award is not granted as a Restricted Award, a Participant shall not have any beneficial ownership of the Shares which are the subject of an Award granted to him, and accordingly shall not have any right to any dividends or voting rights attaching to the Shares. To the extent that an Award is granted as a Restricted Award, any voting or dividend rights will be specified to the Participant in the Award Letter.

2.8	Awards not pensionable

Neither an Award nor any benefit in respect of the Plan shall be pensionable.

3.	PERFORMANCE CONDITIONS
3.1	Each Award shall be subject to one or more Performance Conditions which will determine the number of Shares which the Participant will be entitled to acquire following the Vesting of the Award, subject to any other adjustments which may be made in accordance with the Rules. The Committee may impose different Performance Conditions for Awards granted to different Participants in the same Financial Year and to Awards granted in different Financial Years.
3.2	The Performance Conditions may be amended after the Date of Grant at the discretion of the Committee if:
(a)	those circumstances which prevailed at the Date of Grant and which were relevant to the Performance Conditions when they were originally imposed have subsequently changed; and
(b)	the Committee is satisfied that any such amended Performance Conditions would be a fairer measure of performance and the Committee reasonably considers that such amended Performance Conditions are consistent with and no more or less demanding to satisfy than the original Performance Conditions.
4.	PLAN LIMITS
4.1	The 10 per cent. limit over 10 years

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The number of Shares that may be allocated under the Plan on any day cannot, when added to the aggregate of the number of Shares allocated in the previous 10 years under the Plan and any other Employees’ Share Plan adopted by the Company, exceed the number of Shares that is equal to 10 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

4.2	The 5 per cent. limit over 10 years

The number of Shares that may be allocated under the Plan on any day cannot, when added to the aggregate of the number of Shares allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by the Company, exceed the number of Shares that is equal to 5 per cent. of the ordinary share capital of the Company in issue on the last Dealing Day before that day.

4.3	Exclusions from the limits in Rules 4.1 and 4.2

In calculating the limits in Rules 4.1 and 4.2, any Shares where the right to acquire them was released or lapsed without Vesting or being exercised will be disregarded. Partnership shares under any Share Incentive Plan operated by the Company will also be disregarded.

4.4	Meaning of allocation

References in Rules 4.1 and 4.2 to the allocation of Shares mean, in the case of a share award or option plan, the placing of unissued Shares or treasury Shares under award or option and, in relation to other types of Employees’ Share Plan, mean the issue and allotment of Shares or the transfer of Shares out of treasury.

4.5	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Plan of the Company are to be taken into account for the purposes of the limits in this Rule 4 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, then the number of Shares taken into account for the purposes of the limit will be adjusted in the manner the Board considers appropriate to take account of the Variation.

5.	INDIVIDUAL LIMITS
5.1	Subject to Rule 5.3, an Award shall not be granted to an Eligible Employee if such grant would cause the total Market Value of the maximum number of Shares that may be acquired following the Vesting of the Award (as measured at the Date of Grant) when aggregated with the total Market Value of the maximum number of Shares that may be acquired pursuant to any other Award granted to the Eligible Employee under the Plan (as measured at the Date of Grant of that Award) in the same Financial Year, to exceed 4 times the Eligible Employee’s annual basic salary in respect of his employment with the Group as at the Date of Grant.
5.2	Subject to Rule 5.3, in the case of an Eligible Employee who is working and based in the United States or such other jurisdiction as the Committee determines at the Date of Grant, the limit referred to in Rule 5.1 above shall be 5.5 times the Eligible Employee’s annual basic salary in respect of his employment with the Group as at the Date of Grant.
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5.3	For the avoidance of doubt, the individual limit in respect of Rule 5 cannot exceed the individual limit specified from time to time in the listing rules of the Hong Kong Stock Exchange, for as long as the Shares are listed on that exchange.
6.	REPLACEMENT AWARDS ON RECRUITMENT
6.1	Forfeited incentive awards

Where an Eligible Employee has, as a result of accepting employment with a member of the Group, forfeited incentive awards made by his previous employer, the Committee will have the discretion to grant an Award to that Eligible Employee subject to Rule 6.2, to replicate, as far as possible, the terms of any forfeited incentive award (the “Forfeited Award”).

6.2	Individual limit

The Market Value of the Shares the subject of an Award granted in accordance with Rule 6 shall not exceed:

(a)	the value of the Forfeited Award as determined by the Committee on the appointment of the Eligible Employee; nor
(b)	the applicable limit in Rule 5 (taking into account the aggregate Market Value of Shares the subject of any other Award granted in the same Financial Year as the Award replacing the Forfeited Award).
6.3	Performance Conditions and Vesting Date

The Committee will determine in respect of any Award granted in accordance with Rule 6:

(a)	the Performance Condition by reference to performance indicators appropriate to the Group and referable over such Performance Period as the Committee may determine, having regard to the performance period applicable to the Forfeited Award; and
(b)	the Vesting Date, having regard to the vesting date applicable to the Forfeited Award.
7.	DIVIDEND EQUIVALENTS

If a dividend is payable on Shares between the Date of Grant and the Vesting Date and the Committee has so determined at the Date of Grant of an Award, the Award shall be enhanced by increasing the number of Shares comprised in the Award by an additional number of Shares having a Market Value at the time the dividend is paid or declared equivalent to the gross or net of tax value of the dividend. The number shall be rounded down to the nearest whole Share and for the purpose of this Rule 6, dividends means ordinary dividends paid in respect of Shares, unless the Committee determines otherwise in any particular case. It will not include any distribution in respect of which an adjustment is made under Rule 17. The enhanced Award shall be subject to the Rules on the same basis as the original Award, unless the Committee has determined otherwise at the Date of Grant. Any such enhancement shall not be effected until the Award Vests.

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8.	ADJUSTMENT OF AWARDS
8.1	Review of Awards
8.1.1	Prior to an Award Vesting, the Committee may, in its absolute discretion, determine that an Award should be adjusted if it decides that:
(i)	a business decision taken during the Performance Period in respect of that Award by the business unit in which the Participant works at the time of the decision has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;
(ii)	there is a materially adverse restatement of the accounts for any year during the Performance Period in respect of that Award:
(a)	of the business unit in which the Participant worked at any time in that year; and/or
(b)	of any member of the Group which is attributable to incorrect information about the affairs of that business unit; and/or
(iii)	any matter arises which the Committee believes affects or may affect the reputation of the Company or any member of the Group.
8.1.2	If rule 8.1.1 applies, the Committee will make the same decision in respect of all Participants who work for the same business unit at the time of the decision.
8.2	Postponement of Vesting Date

Where a Participant’s Award is being reviewed in accordance with Rule 8.1 its Vesting Date shall be postponed until the Committee has made its determination, provided that the Committee shall confirm to the Participant the latest date the Vesting Date may be postponed to.

8.3	Adjustment of Awards

Following any review under Rule 8.1, the Committee may determine that any Award which has not yet Vested be adjusted, by reducing the number of Shares in respect of that Award as the Committee believes to be appropriate (including to zero). The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 7. Any Participant affected by an adjustment will be notified of this in writing as soon as practicable.

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9.	VESTING OF AWARDS
9.1	General Rule for Vesting

Except as otherwise provided in the Rules, an Award shall not Vest prior to the Vesting Date specified at the Date of Grant and shall Vest only:

(i)	if the Participant remains an employee of a member of the Group until the Vesting Date;
(ii)	to the extent that the Committee is satisfied that the Performance Conditions imposed under Rule 3.1 or Rule 6 have been satisfied; and
(iii)	if the Committee is satisfied that the underlying financial performance of the Company during the Performance Period is such as to justify the Vesting of the Award, to the extent that the Committee determines that it is necessary to take the underlying financial performance into account.
9.2	Vesting in a Close Period

Unless the Vesting of an Award and the subsequent delivery of Shares in respect of it do not give rise to any dealings which would be prohibited under the Model Code, an Award shall not Vest on any day which is a Close Period. If an Award would, but for this Rule 9.2, have Vested on a day which is in a Close Period, the day on which the Award Vests will be the first Dealing Day following the end of the Close Period.

10.	CESSATION OF EMPLOYMENT
10.1	Cessation before the Vesting Date: general provision

Except as otherwise provided below in this Rule 10, if a Participant ceases to be an Eligible Employee before the Vesting Date, the Award shall lapse on the date of such cessation.

10.2	Cessation before the Vesting Date of an Award: good leavers

If a Participant ceases to be an Eligible Employee before the Vesting Date by reason of:

(a)	injury or disability (as determined by the Committee);
(b)	retirement with the approval of his employing company;
(c)	his employing company ceasing to be a member of the Group; or
(d)	the business (or part of the business) in which he is employed being transferred to a transferee which is not a member of the Group

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the relevant Award shall not lapse but shall continue to be subject to the Rules and will only Vest on its Vesting Date to the extent determined:

(i)	in accordance with Rule 9.1 (ii) and (iii); and
(ii)	by applying a pro rata reduction to reflect the number of complete months that have elapsed between the Date of Grant and the date of the cessation of employment as a proportion of the Performance Period unless the Committee determines otherwise. If the Committee does determine otherwise and determines that the Award should Vest on or sometime after the date of the cessation of employment but before its Vesting Date, it shall have discretion to determine at the relevant time the extent to which it shall Vest and have regard to:

(i)	the extent to which, at the relevant time, it determines that the relevant Performance Conditions and/or, as the Committee considers appropriate, the performance of the Company have been satisfied; and
(ii)	the number of complete months that have elapsed between the Date of Grant and the date of cessation of employment as a proportion of the Performance Period.
10.3	Substitution of Award

Where the cessation of employment falls under Rule 10.2(c) or (d), the Company may agree with the purchaser of the employing company/business (as the case may be) that the Award (the Original Award) will be substituted for another award (the Substituted Award). The Substituted Award shall have such value at the date of the sale or transfer as is equal to the Market Value of the Shares the subject of the Original Award on that date. The Substituted Award shall be subject to the same terms as the Original Award as set out in the Rules, except as regards references to the Company (which shall be substituted as agreed with the purchaser) and the applicable Performance Conditions, which may be amended as appropriate.

10.4	Cessation before the Vesting Date of an Award: reason other than one in Rule 10.2

If a Participant ceases to be an Eligible Employee before the Vesting Date for any other reason (other than death or Cause), the Committee may determine in its discretion that it shall not lapse on the cessation of employment. If it does so determine, it shall determine when and the extent to which the Award may Vest, having regard to the same matters as in Rule 9.1 (ii) and (iii) or Rule 10.2 (as applicable).

10.5	Cessation before the Vesting Date of an Award: death

If a Participant ceases to be an Eligible Employee because of his death before the Vesting Date, the Award shall Vest on the date on which the Committee has been notified of the death and determined the extent to which the Award should Vest, having regard to:

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(i)	the extent to which, at the relevant time, it determines that the Performance Conditions and/or, as the Committee considers appropriate, the performance of the Company have been satisfied; and
(ii)	the number of complete months that have elapsed between the Date of Grant and the date of death as a proportion of the Performance Period.
10.6	Cessation before or after the Vesting Date: Cause

If a Participant ceases to be an Eligible Employee for Cause, his Awards shall lapse on the date of such cessation.

11.	VESTING OF AN AWARD: GENERALLY
11.1	Timing of transfer of Shares

Except as otherwise provided in the Rules, and subject to any necessary consents and to compliance by the Participant with the terms of this Plan, the Award shall Vest on the Vesting Date in respect of such number of Shares as determined in accordance with the Rules. The Participant shall be entitled to and the Company shall procure within 30 days after the Vesting of the Award the issue or transfer to the Participant (or to his nominee) of the full legal and beneficial ownership of the Shares to which he is entitled free from any liens, charges or encumbrances. The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver or procure the delivery to the Participant (or his nominee) of a definitive share certificate or other evidence of title in respect of such Shares.

11.2	Legal and other requirements

Notwithstanding any other provision of this Plan, the Participant shall not be entitled and the Company shall not be obliged to issue or procure the transfer of Shares in connection with an Award or take any other action under the Plan unless and until the Company is satisfied that any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange, automated quotation system or any regulatory body or any other law, regulation or contractual obligation of the Company can be and have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issue or transfer of Shares under this Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

11.3	Cash payments

The Company may decide, if it is appropriate for legal, regulatory or tax reasons, to make a cash payment to a Participant, in lieu of delivering Shares, of an equivalent value to the Shares but subject to any necessary deductions required by law.

11.4	Tax

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Any member of the Group, the employing company of the Participant or the Trustee may withhold such amounts and/or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions for which it or any member of the Group or the Trustee is liable to account for in connection with the Vesting or exercise of an Award, including:

(i)	the sale of Shares on behalf of a Participant, unless the Participant discharges the liability; or
(ii)	reducing the number of Shares to be issued or transferred to the Participant under the Plan; or
(iii)	deducting any amount from any cash payment due to the Participant under the Plan or otherwise.
12.	LAPSE OF AWARDS

For the avoidance of doubt, an Award shall lapse automatically on the earliest of:

(a)	the Participant being declared bankrupt or entering into any general composition with or for the benefit of his creditors, including any voluntary arrangement;
(b)	the date on which the Participant is dismissed for Cause;
(c)	the date on which the Participant ceases to be an Eligible Employee for any reason where the Committee has not exercised its discretion under Rule 9 to allow the Award to Vest or to continue subject to the Rules, unless and to the extent that the Award does not lapse on the Participant ceasing to be an Eligible Employee, in accordance with Rule 10;
(d)	the date on which the Committee has made any adjustment to an Award under Rule 8.1, to the extent of such adjustment;
(e)	the date on which the Committee determines, in accordance with the Rules, that the Performance Conditions for a Performance Period have not been satisfied or the underlying performance of the Company does not justify Vesting, to the extent of that determination; and
(f)	at the end of any period specified in Rule 13.
13.	CORPORATE TRANSACTIONS
13.1	Subject to Rule 12, Rule 13.2, Rule 14 and Rule 15, an Award will Vest on the date:
(a)	Takeover: on which an offeror (together with others, if any, acting in concert with the offeror) obtains Control of the Company as a result of making a general offer to acquire all of the issued ordinary shares of the Company or all of the shares of the Company which are of the same class as the Shares and which, in either case, are not at the time owned by the offeror or any company Controlled by the offeror and/or persons acting in concert with the offeror;

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(b)	Section 979 notice: a person first becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006, or would be so entitled but for the fact that there were no dissenting shareholders; and
(c)	Compromise or arrangement under section 899: when the court sanctions a compromise or arrangement between the Company and its shareholders under section 899 of the Companies Act 2006.
13.2	Reorganisation or merger

If a company (the Successor Company) has obtained Control of the Company, and either (i) the shareholders of the Successor Company immediately after it has obtained Control are substantially the same as the shareholders of the Company immediately before that event; or (ii) the remuneration committee of the board of directors of the Company (the Remuneration Committee) (as constituted before the relevant event) decides and the Successor Company consents to the exchange of Awards under this Rule, Awards will not Vest pursuant to Rule 13.1 but will be exchanged for equivalent Awards (as determined by the Remuneration Committee as constituted before the relevant event) in respect of shares in the Successor Company or another company within the Successor Company’s group.

13.3	Winding up

Subject to Rule 12, Rule 14 and Rule 15, an Award will Vest:

(a)	immediately before the passing of a resolution for the voluntary winding-up of the Company; or
(b)	on the Court making an order for the winding-up of the Company.
14.	DETERMINATION OF VESTING LEVEL

Where an Award Vests before the expiry of the relevant Performance Period under Rule 13, the number of Shares in respect of which the Award shall Vest shall be such number as is determined by the Remuneration Committee (as defined in Rule 13) in its discretion having regard to: (i) the performance of the Company (including, without limitation, the extent to which the Performance Conditions have been or are likely to be achieved as at the date of the relevant event to which Rule 13 refers) and (ii) the time elapsed between the Date of Grant and the relevant event to which Rule 13 refers, and any other matter which the Remuneration Committee considers relevant or appropriate.

15.	EXCHANGE OF AWARDS

Where an Award is to be exchanged under this Rule, any Award (the Old Right) may (if, under the Rules, the exchange is voluntary) or shall if, under the Rules, the exchange is automatic) be surrendered by the Participant in consideration of the grant to the Participant of a new award (the New Right) which, in the opinion of the Committee, is equivalent to the Old Right but relates to shares in a different company. The provisions of the Plan shall be construed in relation to the New Right as if:

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(a)	the New Right were an Award granted under the Plan at the same time as the Old Right;
(b)	references to the Performance Conditions were references to such new performance conditions relating to the business or shares of the company whose shares are subject to the New Right (or any member of its group) as the Committee may consider appropriate in the circumstances;
(c)	references to the Company and the Group were references to the company whose shares are subject to the New Right and its group; and

(d)	references to Shares were references to shares in the new grantor.
16.	ADJUSTMENT OF AN AWARD ON A VARIATION

If there is a Variation, the number and/or the class of the Shares over which an Award has been granted may be adjusted in such manner as the remuneration committee of the board of directors of the Company determines to be appropriate taking into account any economic impact of the Variation on the Award. Any adjustment under this Rule shall be notified to the affected Participants as soon as reasonably practicable.

17.	RIGHTS ATTACHING TO SHARES ISSUED OR TRANSFERRED PURSUANT TO AWARDS

All Shares issued or transferred pursuant to an Award shall be of equal rank in all respects with the Shares in issue at the date of transfer or issue except as regards any rights attaching to such Shares by reference to a record date prior to the date of transfer or issue. Any Shares acquired pursuant to an Award shall be subject to the articles of association of the Company from time to time.

18.	AVAILABILITY OF SHARES AND LISTING

The Company shall at all times keep available for issue sufficient authorised but unissued Shares to satisfy all Awards under which Shares may be allotted or shall otherwise procure that Shares or Treasury Shares are available for transfer in satisfaction of Awards. If and so long as the Shares are listed on The Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange, the Company shall make application to the UK Listing Authority and to the London Stock Exchange for any Shares allotted pursuant to an Award to become admitted to such listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange. If and so long as the Shares are listed on the Hong Kong Stock Exchange, the Company shall make an application to the Hong Kong Stock Exchange for the listing of, and permission to deal in, any Shares allotted pursuant to an Award.

19.	ADMINISTRATION AND AMENDMENT
19.1	Committee approval

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The policies in respect of which Awards may be granted in accordance with the Rules shall be determined by the remuneration committee of the board of directors of the Company (the Remuneration Committee). Subject to Rules 19.2 and 19.3, the decision of the Remuneration Committee shall be final and binding in all matters relating to the Plan including any interpretation of the Rules and whether references to Committee in the Rules are to the Remuneration Committee. The Remuneration Committee may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit. Any reference in the Rules to the exercise of any discretion shall mean the absolute discretion of the Committee.

19.2	Shareholder approval

Subject to Rule 19.4, no amendment can be made to the advantage of Participants or Eligible Employees to the:

(a)	persons to whom Awards may be granted;
(b)	limit on the number of Shares which may be allocated under the Plan;
(c)	maximum entitlement for individual Participants;
(d)	rights attaching to Awards and Shares;
(e)	rights of Participants in the event of a Variation; or
(f)	terms of this Rule 19.2,

without prior approval by ordinary resolution of the members of the Company in general meeting.

19.3	Participants’ approval

No amendment will be made under Rule 19.1 which would abrogate or materially affect adversely the subsisting rights of a Participant unless it is made:

(a)	with the written consent of Participants who hold Awards under the Plan to acquire 75 per cent. of the Shares which would be delivered if all of the Awards granted and subsisting under the Plan vested and/or were exercised; or
(b)	by a resolution of a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and, for the purposes of this Rule 19.3, the provisions of the articles of association of the Company and of the Companies Act 2006 relating to shareholder meetings will apply with the necessary changes.

19.4	Permitted amendments

Rule 19.2 will not apply to any amendment which is:

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(a)	minor and to benefit the administration of the Plan;
(b)	to take account of any changes in legislation; or
(c)	to obtain or maintain favourable tax, exchange control or regulatory treatment for the Company, any member of the Group or any present or future Participant.
19.5	Notice of amendments

Participants will be given written notice of any material amendments to the Plan made under Rule 19 which affect them as soon as reasonably practicable after they have been made.

20.	GENERAL
20.1	The Plan is an employees’ share scheme

The Plan constitutes an employees’ share scheme for the purposes of section 1166 of the Companies Act 2006 (being a scheme for encouraging or facilitating the holding of Shares). Any member of the Group may provide money to the Trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan.

20.2	Rights of Participants and Eligible Employees

Nothing in the Plan will give any officer or employee of any member of the Group any right to participate in the Plan. Participation in one grant does not imply a right to participate or be considered for participation in a later grant. The rights and obligations of any individual under the terms of his office or employment with a member of the Group will not be affected by his participation in the Plan nor any right which he may have to participate under it. A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it, unless specified in the case of a Restricted Award.

20.3	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages for the termination of his office or employment with a member of the Group for any reason whatsoever (including unlawful termination of employment) insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of that termination or from the loss or diminution in value of such rights or entitlements. Nothing in the Plan or in any document executed under it will give any person any right to continue in employment or will affect the right of any member of the Group to terminate the employment of any Participant or Eligible Employee or any other person without liability at any time, with or without Cause, or will impose on the Company, any member of the Group, the Board or the Trustee or their respective agents and employees any liability in connection with the loss of a Participant’s benefits or rights under the Plan or as a result of the exercise of a discretion under the Plan for any reason as a result of the termination of his employment.

20.4	The benefits of Rules 20.2 and 20.3

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The benefit of Rules 20.2 and 20.3 is given for the Company, for itself and as trustee and agent of all the members of the Group. The Company will hold the benefit of these Rules on trust and as agent for each of them and may assign the benefit of this Rule 20.4 to any of them.

20.5	Notices

Any notice or other document required to be given under or in connection with the Plan may be given to a Participant electronically, delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Any notice or other document required to be given to the Company under or in connection with the Plan may be given to the Company electronically, delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants). Notices sent by post shall be deemed to have been given on the day following the date of posting.

20.6      Stamp duty

The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.

20.7	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan.

20.8	Third parties

The Plan confers no benefit, right or expectation on an individual who is not a Participant. No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. Any other right or remedy which a third party may have is unaffected by this Rule 20.8.

20.9	Data protection

All Eligible Employees agree, as a condition of their participation in the Plan, that any personal data in relation to them may be held by a member of the Group and/or the Trustee and passed on to a third party broker, registrar, administrator and/or future purchaser of the Company for all purposes relating to the operation or administration of the Plan, including to countries or territories outside the European Economic Area.

20.10	Governing Law

These Rules will be governed by and construed in accordance with the laws of England. All Participants, the Company and any other member of the Group will submit to the jurisdiction of the English courts in relation to any dispute arising under the Plan.

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